UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 14, 2005
(Date of earliest event reported)

ROHM AND HAAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-3507	23-1028370

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Independence Mall West, Philadelphia, Pennsylvania	19106

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 592-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06. MATERIAL IMPAIRMENT.

On June 20, 2005, Rohm and Haas Company announced it will record a non-cash impairment charge for certain product lines within its Adhesives and Sealants business in the range of approximately $16 million to $20 million, after-tax, or $0.07 to $0.09 per share. The determination of impairment was made on June 14, 2005. The estimated impairment charges were determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, and will be included in the Company’s second quarter unaudited financial statements.

The impairment reflects changing business conditions in the synthetic leather and gloss lamination product lines. During 2005, changes in the European textile quotas, particularly from developing countries, have resulted in steep declines in demand for European produced synthetic leather, while increases in raw material costs have necessitated price increases to customers, which have been extremely difficult to achieve in that market environment. The gloss lamination product line has suffered a dramatic decline in both volume and profitability due to recent increases in raw material costs, coupled with aggressive pricing competition. It was determined that the significant volume declines in both of these product lines during the first five months of 2005 are not recoverable and warrant impairment.

A copy of a press release issued by Rohm and Haas Company announcing these charges is attached as exhibit 99.1 to this form.

ITEM 8.01. OTHER EVENTS.

On June 20, 2005, Rohm and Haas Company also announced that during planned maintenance activities at the Company’s Deer Park, Texas facility in the second quarter, there were unexpected operating issues, resulting in higher costs and lost production. These developments will result in approximately $15 million in after-tax costs, or $0.07 per share. The business met all of its contractual requirements to customers. The Deer Park facility has returned to normal operating rates.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(C) EXHIBITS

EXHIBIT 99.1 — Press release dated June 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROHM AND HAAS COMPANY (Registrant)
/s/ Jacques M. Croisetiere
Jacques M. Croisetiere
Vice President and Chief Financial Officer

Date: June 20, 2005

Exhibit Index

Exhibit 99.1 Press release dated June 20, 2005